                                                                    EXHIBIT 12.1

                             MTR GAMING GROUP, INC.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                                                                                PRO FORMA
                                                                                                         ------------------------
                                                                                                                        ADJUSTED
                                                                                               THREE       ADJUSTED       THREE
                                                                                              MONTHS         YEAR        MONTHS
                                                    YEAR ENDED DECEMBER 31,                    ENDED        ENDED         ENDED
                                      ----------------------------------------------------   MARCH 31,   DECEMBER 31,   MARCH 31,
                                        1998       1999       2000       2001       2002       2003          2002         2003
                                      --------   --------   --------   --------   --------   ---------   ------------   ---------
EARNINGS
Net income before income taxes,
  discontinued operations,
  extraordinary items and cumulative
  effect of change in accounting
  method............................  $ 7,764    $10,942    $23,023    $23,928    $27,624     $ 5,226       $22,605      $ 3,954
Plus fixed charges..................    5,040      5,391      4,715      5,802      5,763       1,713        11,712        2,985
Minus capitalized interest..........     (132)      (444)    (1,308)      (988)      (465)          0          (930)           0
                                      -------    -------    -------    -------    -------     -------       -------      -------
TOTAL EARNINGS......................  $12,672    $15,889    $26,430    $28,742    $32,922     $ 6,939       $33,387      $ 6,939
                                      =======    =======    =======    =======    =======     =======       =======      =======
FIXED CHARGES
Interest expense....................  $ 4,259    $ 4,270    $ 3,057    $ 4,043    $ 4,376     $ 1,471       $ 9,502      $ 2,675
Plus:
  -capitalized interest.............      132        444      1,308        988        465           0           930            0
  -amortization of original issue
    discount and deferred financing
    costs...........................      508        462        215        631        802         225          1160          293
  -interest portion of rental
    expense.........................      141        215        135        140        120          17           120           17
                                      -------    -------    -------    -------    -------     -------       -------      -------
TOTAL FIXED CHARGES.................  $ 5,040    $ 5,391    $ 4,715    $ 5,802    $ 5,763     $ 1,713       $11,712      $ 2,985
                                      =======    =======    =======    =======    =======     =======       =======      =======
RATIO OF EARNINGS TO FIXED
  CHARGES...........................      2.5x       2.9x       5.6x       5.0x       5.7x        4.1x          2.9x         2.3x

The pro forma ratio of earnings to fixed charges gives effect to the pro rata increase in interest expense and deferred financing costs resulting from the issuance of the $130 million Senior Notes and the use of $93.4 million of the proceeds to repay the amounts outstanding under the Second Amended and Restated Credit Facility.